Exhibit 99.1

For:	From:
A.C. Moore Arts & Crafts, Inc.	Gregory FCA Communications, Inc.
For More Information Contact:	For More Information Contact:
Mike Zawoysky, Chief Financial Officer	Joe Hassett
(856) 768-4943	(610) 642-8253
A.C. Moore Reports Third Quarter 2008 Results
Berlin, New Jersey, November 10, 2008 — A.C. Moore Arts & Crafts, Inc. (Nasdaq: ACMR) today announced results for the third quarter ended September 30, 2008.
Sales for the third quarter of 2008 were $116.7 million, a decrease of 4.9% versus sales of $122.6 million during the third quarter of 2007. Same store sales decreased by 9.4% versus the same period in 2007. The net loss for the third quarter of 2008 was $7.5 million, or $0.37 per share, compared with a net loss of $0.6 million, or $0.03 per share, in the third quarter of 2007. Third quarter 2008 results include charges related to a deferred tax valuation allowance of $0.23, and store closing costs of $0.03 per share.
Sales for the nine months ended September 30, 2008 were $369.6 million, a decrease of 3.3%, versus sales of $382.4 million in the same period in 2007. Same store sales decreased by 8.7% for the nine month period. The net loss for the nine months ended September 30, 2008 was $13.6 million or $0.67 per share versus a net loss of $0.9 million, or $0.04 per share, in the same period in 2007. Results for the nine months ended September 30, 2008 include costs of $0.23 per share related to the deferred tax valuation allowance, $0.01 per share related to the inventory restatement, a state tax reserve of $0.03 per share, non-cash fixed asset impairment of $0.07 per share and store closing costs of $0.08 per share. Results for the nine months ended September 30, 2007 include $0.9 million, or $0.03 per share, related to a one-time legal settlement.
During the third quarter, the Company recorded a tax valuation allowance of $4.7 million, or $0.23 per share. As part of its quarterly closing and reporting process, the Company evaluated its deferred income taxes and determined that based on its cumulative three year loss and other available evidence, a tax valuation allowance was required. Due to the deferred tax asset valuation allowance, the Company does not expect to incur significant income tax expense or benefit, including discrete items, in the current fiscal year.
Rick A. Lepley, Chief Executive Officer, stated, “It is obvious that we continue to operate in a very challenging macro environment, one in which any meaningful improvement in specialty retailing will have to be directly tied to increases in discretionary spending on the part of American consumers.”

The Company will host a conference call beginning at 8:30 a.m., Eastern Time, on Monday, November 10, 2008 to discuss third quarter 2008 results. To participate in the conference call, please call 800-559-6679 and provide the operator with passcode #72854144. If you are unable to access the live call, please dial 800-642-1687 and enter pin #72854144 to access the taped digital replay. The replay will be available at approximately 9:30 a.m. ET on Monday, November 10, 2008 and will remain available until Monday, November 24, 2008 at 11:59 p.m.
A simultaneous webcast of the conference call may be accessed at www.acmoore.com. Go to “About Us” and click on “Corporate Profile.” To listen to the live call via webcast, please go to the Company’s website at least 15 minutes early to register, download and install any necessary audio software. An archive of the conference call will be available approximately two hours after the conference call ends on the Company’s website.
About A.C. Moore:
A.C. Moore is a specialty retailer of arts, crafts and floral merchandise for a wide range of customers. The Company currently serves customers through its 136 stores located in the Eastern United States from Maine to Florida and nationally via its e-commerce site, www.acmoore.com. For more information about A.C. Moore, visit our website at www.acmoore.com.
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This press release contains statements that are forward-looking within the meaning of applicable federal securities laws and are based on A.C. Moore’s current expectations and assumptions as of this date. The Company undertakes no obligation to update or revise any forward-looking statement whether as the result of new developments or otherwise. These statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. Factors that could cause actual results to differ from those anticipated include, but are not limited to, our ability to implement our business and operating initiatives to improve profitability, how well we manage our growth, customer demand and trends in the arts and crafts industry, inventory risks, the effect of economic conditions and gasoline prices, the impact of unfavorable weather conditions, the impact of competitors’ locations or pricing, difficulties with respect to new system technologies, difficulties in implementing measures to reduce costs and expenses and improve margins, supply constraints or difficulties, the effectiveness of and changes to advertising strategies, difficulties in determining the outcome and impact of litigation, the accuracy of and changes in assumptions for estimated costs for the settlement of lease liabilities and related costs and non-cash fixed asset impairment, timing in execution of our real estate strategy, the outcome of negotiations with landlords and other third parties in executing the real estate strategy, the impact of the threat of terrorist attacks and war, our ability to maintain an effective system of internal control over financial reporting, risks related to our recent restatement and other risks detailed in the Company’s Securities and Exchange Commission filings.
[Tables Follow]

A.C. MOORE ARTS & CRAFTS, INC.
CONSOLIDATED BALANCE SHEETS
(dollars in thousands)
(unaudited)

	September 30,
	2008	2007

ASSETS
Current assets:
Cash and cash equivalents	$46,756	$43,133
Inventories	142,004	142,042
Prepaid expenses and other current assets	8,907	19,250

	197,667	204,425

Property and equipment, net	98,510	97,894
Other assets	2,544	2,213

	$298,721	$304,532

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Short-term borrowing	$10,000	$—
Current portion of long-term debt	2,571	2,571
Trade accounts payable	42,346	41,392
Other current liabilities	17,707	20,664

	72,624	64,627

Non-current liabilities:
Long-term debt	17,143	19,714
Deferred tax and other liabilities	3,742	6,196
Accrued lease liability	19,087	19,254

	39,972	45,164

	112,596	109,791

Shareholders’ Equity	186,125	194,741

	$298,721	$304,532

A.C. MOORE ARTS & CRAFTS, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(dollars in thousands, except per share data)
(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2008	2007	2008	2007

Net sales	$116,661	$122,608	$369,635	$382,427
Cost of sales	66,228	69,929	212,728	222,358

Gross margin	50,433	52,679	156,907	160,069
Selling, general and administrative expenses	53,390	52,832	166,657	160,085
Costs related to change in management	—	—	—	435
Store pre-opening and closing expenses	1,328	962	3,284	1,453

Income (loss) from operations	(4,285)	(1,115)	(13,034)	(1,904)
Net interest expense (income)	158	(79)	529	(529)

Income (loss) before income taxes	(4,443)	(1,036)	(13,563)	(1,375)
Provisions for (benefit of) income taxes	3,096	(382)	8	(507)

Net income (loss)	$(7,539)	$(654)	$(13,571)	$(868)

Basic net income (loss) per share	$(0.37)	$(0.03)	$(0.67)	$(0.04)

Diluted net income (loss) per share	$(0.37)	$(0.03)	$(0.67)	$(0.04)

Weighted average shares outstanding	20,299,501	20,275,000	20,298,961	20,230,000

Weighted average shares outstanding plus impact of stock options	20,299,501	20,275,000	20,298,961	20,230,000